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                                                                   EXHIBIT 10.26

June 10, 2004

Gary Velasquez
[Address]
[Address]

Dear Gary:

This letter sets forth the substance of the separation agreement (the "Agreement") that Vitria Technology, Inc. (the "Company") is offering to you to aid in your employment transition.

      1. SEPARATION. Your last day of employment with the Company was April 21, 2004, (the "Separation Date"), the date you resigned as President and Chief Executive Officer and as a director.

      2. ACCRUED SALARY AND PAID TIME OFF. You acknowledge that on the Separation Date, the Company paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

      3. SEVERANCE PAYMENTS. Although the Company has no obligation to do so, if you sign this Agreement and allow it to become effective, then within ten
(10) business days after the Effective Date (as defined in section 15 of this Agreement), the Company will pay you, as severance, the equivalent of twelve
(12) months of your base salary in effect during April 2004, payable in equal monthly installments over a twelve (12) month period, subject to standard payroll deductions and withholdings. The Company's obligation to make the payments provided for in sections 3 and 4 of this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that this provision shall not affect or limit any of the Company's rights in the event of a material breach of this Agreement by the Executive.

      4. HEALTH INSURANCE. To the extent provided by federal COBRA law and the Company's current group health insurance policies, you are eligible to continue your current health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance. If you timely elect continued coverage under COBRA, the Company will pay the COBRA premiums necessary to continue your current health insurance benefits for twelve (12) months following the Separation Date.

      5.    STOCK OPTIONS. Your stock options will be treated as follows.

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            (i)   187,500 OPTIONS GRANTED ON JULY 17, 2002. You were granted
187,500 stock options on July 17, 2002. Vesting of your stock options from this grant ceased as of the Separation Date, at which time you had vested in 82,031 options from this grant. Your right to exercise any vested shares, and all other rights and obligations with respect to these options, will be as set forth in your stock option agreement(s), grant notice(s) and applicable plan documents.

            (ii) 62,500 OPTIONS GRANTED ON JULY 17, 2002. You were granted 62,500 stock options on July 17, 2002. Vesting of your stock options from this grant ceased as of the Separation Date, at which time you had not vested in any options from this grant.

            (iii) 250,000 OPTIONS GRANTED ON JANUARY 31, 2003. You were granted 250,000 stock options on January 31, 2003. If you sign this Agreement and allow it to become effective, the Company will accelerate the vesting of these options for one year such that as of the Separation Date, you will have vested in a total of 135,416 options from this grant. Except as expressly provided herein, your rights and obligations with respect to these options will be as set forth in your stock option agreement(s), grant notice(s) and applicable plan documents.

            (iv) 250,000 OPTIONS GRANTED ON AUGUST 26, 2003. You were granted 250,000 stock options on August 26, 2003. Vesting of your stock options from this grant ceased as of the Separation Date, at which time you had vested in 36,458 options from this grant. Except as expressly provided herein, your rights and obligations with respect to these options will be as set forth in your stock option agreement(s), grant notice(s) and applicable plan documents.

The Company makes no representation or warranty as to the tax treatment of these options. All other rights and obligations with respect to your stock options from this grant will be as set forth in your stock option agreement(s), grant notice(s) and applicable plan documents.

      6. COMMISSION PAYMENTS. After the Separation Date, the Company may ask you to perform certain services (the "Services") relating to one or more specific healthcare deals involving the Company (the "Deal(s)"). The Services generally will include asking you to communicate with a current or potential Company customer in order to try to convince the customer to buy the Company's products or services. Any such request must be made in writing, signed by you and a duly authorized officer of the Company, and will include a description and terms of the Services. If you abide by all of your obligations under the terms of such a request and the Deal(s) for which you provide Services close(s) on or before September 30, 2004, then after receipt of payments pursuant to the terms of the Deal(s) the Company will pay you a commission of two percent (2.0%) of the upfront license fee and two percent (2.0%) of payments received by the Company for one (1) year of support services, in accordance with the Company's standard practices for payment of commissions (the "Commission Payment(s)"). The Company will issue you an IRS Form 1099 with respect to any Commission Payment(s). You acknowledge that you will be entirely responsible for the payment of all taxes due and owing as a result of any Commission Payment(s). You hereby indemnify the Company and hold it harmless from any liability for any taxes, contributions, penalties, and interest that may be assessed by any taxing or governmental authority against the Company with respect to any Commission Payment(s).

      7. OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the

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Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document.

      8. EXPENSE REIMBURSEMENTS. You agree that, within sixty (60) days of the Effective Date, you will submit a documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

      9. RETURN OF COMPANY PROPERTY. By the Effective Date, you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree to make a diligent search for any Company documents and property (as described above) in your possession or control prior to the Effective Date.

      10. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

      11. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements (such as filing the Agreement with the U.S. Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934, as amended); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

      12. NONDISPARAGEMENT. Both you and the Company (through its directors and officers) agree not to disparage the other party, and the other party's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. You also agree that you will not voluntarily assist any person in bringing or pursuing legal action against the Company, its agents, successors, representatives, employees and related and/or affiliated companies based on events occurring prior to the Separation Date.

      13. YOUR RELEASE. In exchange for the benefits set forth in sections 3, 4, 5 and 6, and other benefits you are receiving under the terms of this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both

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known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), the California Fair Employment and Housing Act, and the California Labor Code. Notwithstanding the foregoing, your release shall not extend to any claims that may arise after this Agreement is executed, including, without limitation, any claims for breach of this Agreement.

      14. WAIVER OF UNKNOWN CLAIMS. Except as to claims which have not been released by the Company as provided herein, the Company and Employee expressly waive and relinquish all rights and benefits under California Civil Code section 1542, which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

      15. ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled. You have been advised by this writing, as required by the ADEA that: (a) your waiver and release do not apply to any claims that may arise after your signing of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company ("Effective Date").

      16. THE COMPANY'S RELEASE. In consideration for your release as set forth in this Agreement, the Company agrees to and does hereby release and forever discharge you from any claims; provided, however, that this release shall not extend to: (1) any claims that may arise after this Agreement is executed, including without limitation any claims for breach of this Agreement;
(2) any claims arising at any time out of your obligations to protect the Company's proprietary information, including without limitation any claims arising from your obligations under your Proprietary Information and Inventions Agreement, claims arising under the California Uniform Trade Secrets Act, or common law claims arising from these obligations; (3) any claims arising from facts which are finally adjudged by a court of competent jurisdiction to be a breach of fiduciary duty or a crime under any applicable law.

      17. MISCELLANEOUS. This Agreement, together with Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to

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this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you the best in your future endeavors.

Sincerely,

VITRIA TECHNOLOGY, INC.

By: /s/ Dale Skeen
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        Dale Skeen
        Chief Executive Officer

AGREED:

/s/ Gary Velasquez
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Gary Velasquez

Exhibit A:    Proprietary Information and Inventions Agreement

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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT